Exhibit (8)(U)

AMENDMENT TO FUND PARTICIPATION AND SERVICE AGREEMENT

This Amendment is entered into as of March 19, 2013, by and among Teachers Insurance and Annuity Association of America (the “Company”) on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A of the Agreement (as defined below) as may be amended from time to time and Dodge and Cox Funds, A Delaware Statutory trust, as distributor for shares of the Dodge and Cox family of mutual funds (collectively, the “Funds” or “You” and individually, a “Fund”).

RECITALS

WHEREAS, the parties entered into a Participation Agreement dated April 15, 2011 (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the parties hereby agree to amend the Agreement as follows:

1. Amendment. Article 2 of the Agreement is amended to include the following:

Representations Related to the Commodity Exchange Act.

2.8 You represent that the investment manager, with respect to the Fund(s) listed in Schedule B of the Agreement that are available for investment by the investment accounts of TIAA Separate Account VA-3, has claimed an exclusion from the definition of “commodity pool operator” (“CPO”) under the Commodity Exchange Act (“CEA”) and the Commodity Futures Trading Commission (“CFTC”) rules promulgated thereunder, or is otherwise exempt from registration as a CPO, and therefore is not subject to regulation as a CPO. In addition, You represent that the investment manager to those Fund(s) is relying on an exclusion from the definition of “commodity trading advisor” (“CTA”) under the CEA and the CFTC rules promulgated thereunder, or is otherwise exempt from registration as a CTA, and therefore is not subject to regulation as a CTA. To the extent that the investment manager to the Fund(s) becomes no longer eligible, or actively takes steps so that it will no longer be eligible, to claim or rely on an exclusion from the definition of a CPO or CTA, or an exemption from registration as a CPO or CTA, You agree to provide the Company with immediate notice, in writing, of such change in, or plans to change, regulatory status.

2. Recitals Incorporated; Definitions. The foregoing recitals are true and correct and by this reference are incorporated herein. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

3. Continuing Provisions of the Agreement. Except as otherwise specifically set forth in this Amendment, all other terms of the Agreement shall remain unchanged and continue in full force and effect.

4. Counterpart Signatures. This Amendment may be executed in any number of counterpart signatures with the same effect as if the parties had all signed the same document. Facsimile signatures shall have the same effect as manual signatures. All counterpart signatures shall be construed together and shall constitute one agreement.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the date first above written.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, on behalf of itself and TIAA Separate Account VA-3

By its authorized officer

By:	/s/ Jason Creel
	Name:	Jason Creel
	Title:	MD, Managed Acct & Sourcing
	Date:	March 26, 2013

DODGE & COX FUNDS

By its authorized officer

By:	/s/ Kenneth E. Oliver
	Name:	Kenneth E. Oliver
	Title:	President
	Date:	March 19, 2013